Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 13, 2020 (except Note 16(e) as to which the date is February 8, 2021), with respect to the financial statements of NexImmune, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-252220) and related Prospectus of NexImmune, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

February 11, 2021